Exhibit 15.1(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-11756, 333-13334, 333-14150, 333-85348, 333-104172, 333-114158, 333-123687, 333-129808, 333-138765, 333-147402, 333-155448, 333-163616, 333-170714 and 333-178115) of Sony Corporation of our report dated May 31, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment information described in Notes 9, 19, and 28 as to which the date is November 9, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this current report on Form 6-K.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

November 14, 2012